Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-171806

Product Prospectus Supplement CC-COMM-1 to the Prospectus dated January 28, 2011 and the Prospectus Supplement dated January 28, 2011

Royal Bank of Canada Senior Global Medium-Term Notes, Series E Contingent Coupon Notes Linked to a Basket of Commodities and/or Commodity Indices
GENERAL TERMS

Royal Bank of Canada may offer and sell contingent coupon notes linked to a basket of commodities and/or commodity indices (the “notes”) from time to time of any maturity.  The prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011 and this product prospectus supplement describe terms that will apply generally to the notes, including any notes you purchase.  A separate pricing supplement will describe the terms that apply specifically to your notes, including any changes to the terms specified below.  If the terms described in the relevant pricing supplement are inconsistent with those described in this document or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.

The notes are unsecured notes linked to the performance of a basket (the “Basket”) of commodity futures contracts, commodity spot prices, commodity fixing prices, and/or commodity indices (each, a “Basket Component,” collectively, the “Basket Components”) specified in the relevant pricing supplement. The amount of interest payable on the notes, if any (each, a “Coupon Payment”), for one or more interest periods will depend on the performance of each Basket Component on the applicable Coupon Determination Date (as defined below).  Unless otherwise specified in the relevant pricing supplement, the payment at maturity on your notes will be the principal amount and the final Coupon Payment, if any.  The notes are designed for investors who are seeking periodic Coupon Payments based on the performance of the Basket Components and who anticipate that the value of the Basket Components will increase from the pricing date to each Coupon Determination Date.

The notes will not be listed on any securities exchange.

Your investment in the notes involves certain risks.  See “Additional Risk Factors Specific to the Notes” beginning on page PS-3 to read about investment risks relating to the notes.

The price at which you purchase the notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes.  As a result, you will experience an immediate and substantial decline in the value of your notes on the issue date.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the notes or passed upon the accuracy of this product prospectus supplement or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.

We may use this product prospectus supplement in the initial sale of a note.  In addition, RBC Capital Markets, LLC or one of our other affiliates may use this product prospectus supplement in a market-making transaction in a note after its initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this product prospectus supplement is being used in a market-making transaction.

The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

RBC Capital Markets, LLC

Product Prospectus Supplement dated July 7, 2011

Product Prospectus Supplement

Summary	PS-1
Additional Risk Factors Specific to the Notes	PS-3
General Terms of the Notes	PS-14
Hypothetical Returns on Your Notes	PS-21
Use of Proceeds and Hedging	PS-22
Historical Performance of the Basket Components	PS-23
Supplemental Discussion of Canadian Tax Consequences	PS-24
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-25
Employee Retirement Income Security Act	PS-30
Supplemental Plan of Distribution	PS-31

Prospectus Supplement dated January 28, 2011

About This Prospectus Supplement	i
Risk Factors	1
Use of Proceeds	5
Description of the Notes We May Offer	5
Certain Income Tax Consequences	26
Supplemental Plan of Distribution	27
Documents Filed as Part of the Registration Statement	29

Prospectus dated January 28, 2011

Documents Incorporated by Reference	i
Where You Can Find More Information	ii
Further Information	ii
About This Prospectus	iii
Risk Factors	1
Royal Bank of Canada	1
Presentation of Financial Information	1
Caution Regarding Forward-Looking Statements	2
Use of Proceeds	2
Consolidated Ratios of Earnings to Fixed Charges	3
Consolidated Capitalization and Indebtedness	4
Description of Debt Securities	5
Tax Consequences	22
Plan of Distribution	34
Conflicts of Interest	36
Benefit Plan Investor Considerations	38
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	39
Validity of Securities	39
Experts	39
Other Expenses of Issuance and Distribution	40

In this product prospectus supplement, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 28, 2011, as supplemented by the accompanying prospectus supplement, dated January 28, 2011, of Royal Bank of Canada.  References to the “relevant pricing supplement” mean the pricing supplement that describes the specific terms of your notes.

i

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this product prospectus supplement, the accompanying prospectus supplement and the prospectus, as well as the relevant pricing supplement.

Issuer:	Royal Bank of Canada (“Royal Bank”).

Underwriter:	RBC Capital Markets, LLC.

Issue:	Senior Global Medium-Term Notes, Series E.

Issue Date:	As specified in the relevant pricing supplement.

Basket:	A weighted basket comprised of two or more commodity futures contracts, commodity spot prices, commodity fixing prices, and/or commodity indices, as specified in the relevant pricing supplement.

Denominations:
Unless otherwise specified in the relevant pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples in excess of $1,000 (except for certain non-U.S. investors for whom the denomination will be higher).

Coupon Rate:
Unless otherwise specified in the relevant pricing supplement, the applicable Coupon Rate for a Coupon Payment Period will equal the arithmetic average of the Percentage Change of each Basket Component (the “Average Percentage Change”), rounded to nearest ten-thousandth and expressed as a percentage. However, the applicable Coupon Rate will never be less than 0% per annum.

For “Digital Coupon Notes,” unless otherwise set forth in the relevant pricing supplement, the applicable Coupon Rate will equal a fixed rate determined on the pricing date (the “Digital Coupon Rate”) if the Average Percentage Change on the applicable Coupon Determination Date is greater than zero; otherwise, the applicable Coupon Rate will be 0% per annum or, if applicable, the Minimum Coupon Rate (as determined below).

If so specified in the relevant pricing supplement, the Coupon Rate on the Notes (a) may be fixed for one or more Coupon Payment Periods and/or (b) may be subject to a “Minimum Coupon Rate.”

Percentage Change:
Unless the relevant pricing supplement specifies otherwise, the Percentage Change of each Basket Component is the amount (expressed as a percentage and rounded to four decimal places), if any, calculated as follows:

Current Component Value – Initial Component Value
Initial Component Value

If so specified in the relevant pricing supplement, the Percentage Change for any Basket Component may be subject to a maximum (a “Cap”) or a minimum (a “Floor”).  In addition, if so specified in the relevant pricing supplement, the Percentage Change for any Basket Component may be equal to a specified “Auto-Cap” if the Current Component Value on the applicable Coupon Determination Date is greater than the Initial Component Value.

Initial Component Value:	The Initial Component Value of each Basket Component will be determined as specified in the relevant pricing supplement.

Current Component Value:
The Current Component Value of each Basket Component will be its closing value on the applicable Coupon Determination Date, as determined by the calculation agent.
For any Basket Component, if a Market Disruption Event (as defined below) occurs and is continuing on any scheduled Coupon Determination Date, or if certain other events occur, the calculation agent will determine the closing value as set forth in the section “General Terms of the Notes—The Closing Value.”

Coupon Payment Period:	Interest payable on the notes, if any, will be paid monthly, quarterly, semi-annually, annually or at any intervals as specified in the relevant pricing supplement.

Coupon Payment Dates:	As specified in the relevant pricing supplement, subject to postponement if any such day is not a business day. See “General Terms of the Notes—Coupon Payments.”

Coupon Determination Dates:
Unless otherwise specified in the relevant pricing supplement, each Coupon Determination Date will be the third trading day prior to the applicable Coupon Payment Date, subject to postponement as described below.

Minimum Coupon Rate:	If applicable, as specified in the relevant pricing supplement.

Payment at Maturity:	Unless the relevant pricing supplement specifies otherwise, the payment at maturity will be the principal amount of the notes and final Coupon Payment, if any.

Maturity Date:	As specified in the relevant pricing supplement.

CUSIP:	As specified in the relevant pricing supplement.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg, as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus).

Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:	RBC Capital Markets, LLC.

ADDITIONAL RISK FACTORS SPECIFIC TO THE NOTES

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus and the prospectus supplement.  The notes are not secured debt and are riskier than ordinary unsecured debt securities.  Also, investing in the notes is not equivalent to investing directly in the applicable Basket Components.  You should carefully consider whether the notes are suited to your particular circumstances.  This product prospectus supplement should be read together with the accompanying prospectus, the prospectus supplement and the relevant pricing supplement.  The information in the accompanying prospectus and the prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this product prospectus supplement and the relevant pricing supplement.  This section describes the most significant risks relating to the terms of the notes.  We urge you to read the following information about these risks, together with the other information in this product prospectus supplement and the accompanying prospectus, the prospectus supplement and the relevant pricing supplement, before investing in the notes.

General Risks Relating to the Notes

The Notes Are Intended to Be Held to Maturity.

You will only receive the principal amount of your notes if you hold them until maturity.  If you sell your notes in the secondary market prior to maturity, you may incur a loss.  Therefore, you should be willing to hold your notes to maturity.

You May Not Receive Any Coupon Payment on One Or More Coupon Payment Dates.

Other than the principal amount of the notes, the only return, if any, that you will be entitled to receive on the notes will be the Coupon Payments payable on the Coupon Payment Dates.  The amount of each Coupon Payment on the notes, if any, will depend on the Average Percentage Change of the Basket Components.  If the Average Percentage Change is zero or negative as of any Coupon Determination Date, you may not receive any Coupon Payment on the applicable Coupon Payment Date unless a Minimum Coupon Rate applies to your notes.  It is possible that you will not receive any Coupon Payments during the entire term of the notes. Therefore, the total payment with respect to the notes may be limited to the principal amount.  You should therefore be prepared to realize no positive return on the principal amount of your notes during the term of the notes.

In addition, unless otherwise set forth in the relevant pricing supplement, the calculation agent will calculate the Percentage Change of each Basket Component for each Coupon Payment Period by comparing only the Initial Component Value of each Basket Component to its Current Component Value as of the applicable Coupon Determination Date.  As a result, if the Average Percentage Change is negative as of any Coupon Determination Date, it is possible that the value of the Basket Components will not increase sufficiently as of any subsequent Coupon Determination Dates for you to be entitled to receive any Coupon Payments for each subsequent Coupon Payment Date.  Accordingly, to the extent that the Average Percentage Change is negative as of a Coupon Determination Date, you may be less likely to receive Coupon Payments in any subsequent Coupon Payment Periods.

Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

There may be no periodic Coupon Payments on the notes for one or more Coupon Payment Periods.  The return that you will receive on your notes may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank with the same maturity date or if you invested directly in the Basket or one or more of the Basket Components.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your Potential Coupon Payments on the Notes May Be Limited.

If your notes are subject to a Digital Coupon Rate, a Cap or an Auto-Cap, they will provide less opportunity to participate in the appreciation of the Basket Components than an investment in a security linked to the Basket or the Basket Components providing full participation in the appreciation, because no Coupon Payment will exceed the maximum return represented by the Digital Coupon Rate, the Cap, or the Auto-Cap specified in the relevant pricing supplement.  Accordingly, your return on the notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Basket or the Basket Components.

Owning the Notes Is Not the Same as Owning the Commodities or Any Related Futures Contracts Represented by or Included in the Basket Components or a Security Directly Linked to the Performance of the Basket or the Basket Components.

The return on your notes will not reflect the return you would realize if you actually owned the commodities or any related futures contracts represented by or included in the Basket Components or a security directly linked to the performance of the Basket or the Basket Components and held that investment for a similar period because, for example, your notes may be subject to a Digital Coupon Rate, a Cap or an Auto-Cap, in which case the applicable Coupon Rate will not exceed the Digital Coupon Rate, the Cap or the Auto-Cap set forth in the relevant pricing supplement.

Your notes may trade quite differently from the Basket Components.  Changes in the value of the Basket Components may not result in comparable changes in the market value of your notes.  Even if the value of each Basket Component increases from its Initial Component Value during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes prior to maturity to decrease while the value of each Basket Component increases from its Initial Component Value.

In addition, in certain instances, a Basket Component may be a commodity spot price, commodity fixing price, commodity index, or any related futures contract that is traded in a non-U.S. currency, such as the euro or the Japanese yen. In such instances, if the value of that currency increases against the U.S. dollar during the term of your notes, you may not obtain the benefit of that increase, which you would have received if you had owned the commodities or any related futures contracts represented by or included in that Basket Component.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the notes.  The notes will not be listed on any securities exchange.  RBC Capital Markets, LLC and other affiliates of Royal Bank may make a market for the notes; however, they are not required to do so.  RBC Capital Markets, LLC or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your notes:

•	the value of the Basket Components;

•	if your notes are subject to a Digital Coupon Rate, a Cap, or an Auto-Cap, your potential return on the notes will be limited;

•	the volatility (i.e., the frequency and magnitude of changes) of the Basket Components;

•
economic, financial, political, military, regulatory, legal and other events that affect the applicable commodity markets generally and the U.S. markets in particular, and which may affect the value of the Basket Components;

•
if the value of any Basket Component is calculated based upon currencies other than the U.S. dollar or prices in one or more non-U.S. markets, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of the applicable Basket Components and, therefore, the Coupon Payments and the market value of the notes;

•	interest and yield rates in the market; and

•	the time remaining to maturity of the notes.

These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.

The notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amounts due on the Coupon Payment Dates or the maturity date is dependent upon Royal Bank’s ability to repay its obligations.  This will be the case even if the value of the Basket Components increases after the pricing date.  No assurance can be given as to what our financial condition will be at any time.

Changes in the Value of One or More Basket Components May Be Offset by Changes in the Value of One or More Other Basket Components.

Your notes will be linked to a Basket.  A change in the value of one or more Basket Components may not correlate with changes in the value of one or more other Basket Components.  The value of one or more Basket Components may increase, while the value of one or more other Basket Components may not increase as much, or may even decrease.  Therefore, in determining the value of the Basket Components as of any Coupon Determination Date, increases in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more other Basket Components.  If the weightings of the applicable Basket Components are not equal, changes in the value of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your notes.  If your notes are subject to a Cap or an Auto-Cap, any significant decreases in the value of one or more Basket Components may not be offset by increases in the value of a single Basket Component.

The Coupon Payments Will Not Be Affected by All Developments Relating to the Basket Components.

Changes in the value of the Basket Components during the term of the notes before the relevant Coupon Determination Dates will not be reflected in the calculation of the Coupon Payments.  The calculation agent will calculate the applicable Coupon Rate by comparing only the Current Component Value of each Basket Component as of the applicable Coupon Determination Date to its Initial Component Value.  No other value of the Basket Components will be taken into account.  As a result, you may not receive any Coupon Payment on a Coupon Payment Date, even if the value of the Basket Components have increased at certain times prior to the applicable Coupon Determination Date before decreasing to a value below their respective Initial Component Values as of that Coupon Determination Date.

We Will Not Hold Any Asset Relating to the Basket Components for Your Benefit.

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any commodities or related futures contracts represented by or included in the Basket Components, or other investments relating to the Basket Components that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Components.

In the ordinary course of their business, our affiliates may have expressed views on expected movements in the value of one or more of the Basket Components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to the Basket Components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely solely on views expressed by our affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of business constitutes a recommendation as to the merits of an investment in the notes or any Basket Component.

Trading and Other Transactions by Royal Bank or its Affiliates in the Commodities Represented by the Basket Components or Related Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging”, we or one or more affiliates may hedge our obligations under the notes by purchasing or selling the commodities represented by the Basket Components, futures or options on the Basket Components, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Basket or the Basket Components.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to, any of these hedging activities may adversely affect the value of the Basket Components, and, therefore, the market value of the notes.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the notes decreases.

We or one or more of our affiliates may also engage in trading in the commodities or related futures contracts represented by or included in the Basket Components and other investments relating to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers.  Any of these activities could adversely affect the value of the Basket Components and, therefore, the market value of the notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket or the Basket Components.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Our Cost of Hedging Our Market Risk under the Notes is Likely to Adversely Affect the Market Value of the Notes.

The price at which you purchase the notes includes a selling concession (including a broker’s commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes.  The hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price.  We expect that this effect will be greater if it occurs earlier in the term of the notes than if it occurs later in the term of the notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

As noted above, we and our affiliates expect to engage in trading activities related to the Basket Components that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the value of the Basket Components, could be adverse to the interests of the holders of the notes.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Basket Components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities by us or one or more of our affiliates may affect the value of the Basket Components and, therefore, the market value of the notes.

The Calculation Agent Can Postpone the Determination of the Current Component Value of a Basket Component if a Market Disruption Event Occurs with Respect to That Basket Component.

The determination of the Current Component Value of a Basket Component may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on a Coupon Determination Date with respect to that Basket Component.  If such a postponement occurs, the calculation agent will use the closing value of that Basket Component on the first subsequent trading day on which no market disruption event occurs or is continuing.  In no event, however, will any Coupon Determination Date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on a Coupon Determination Date, the applicable Coupon Payment Date, or the maturity date, as applicable, for the notes could also be postponed, although not by more than ten trading days.

If the determination of the value of any Basket Component for any Coupon Determination Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the value of the Basket Component will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the value that would have prevailed in the absence of the market disruption event.  See “General Terms of the Notes—The Closing Value.”

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, determine the applicable Coupon Rate for each Coupon Payment Period.  Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent.  We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting a Basket Component has occurred or determine the value of a Basket Component when that Basket Component is discontinued or materially changed.  These determinations may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since these determinations by the calculation agent will affect the Coupon Payments on the notes, the calculation agent may have a conflict of interest if it needs to make any determination of this kind.

The Historical Performance of the Basket Components Should Not Be Taken as an Indication of Their Future Performance.

The value of the Basket Components will determine the Coupon Payments to be paid on the notes on the applicable Coupon Payment Dates.  The historical performance of the Basket Components does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the value of the Basket Components will rise or fall during the term of the notes.  The value of the Basket Components will be influenced by complex and interrelated political, economic, financial and other factors.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This product prospectus supplement contains a general description of certain U.S. tax considerations relating to the notes.  If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

This product prospectus supplement also contains a general description of certain Canadian tax considerations relating to the notes.  If you are not a Non-resident Holder (as that term is defined in “Tax Consequences-Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

U.S. Taxpayers Will Be Required to Pay Taxes Each Year on Notes that Are Treated as Contingent Payment Debt Instruments.

If the notes are subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes and the holder is a U.S. individual or taxable entity, that holder generally will be required to pay taxes on ordinary income over the term of such notes based on the comparable yield for the notes. This comparable yield is determined solely to calculate the amounts a holder will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain that may be recognized on the sale, redemption or maturity of those notes will generally be ordinary income. Any loss that may be recognized upon the sale, redemption or maturity of those notes will generally be ordinary loss to the extent of the interest that the holder included as income in the current or previous taxable years in respect of the notes and thereafter will be capital loss.  The deductibility of capital losses is subject to limitations.

For further discussion, see “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. For additional information, please see the discussion under “Employee Retirement Income Security Act” below.

Risks Relating to the Basket Components

You Will Not Have Any Rights With Respect to Any Commodities or Any Related Futures Contracts Represented by or Included in the Basket Components.

Investing in the notes is not the same as owning any physical commodities or any related futures contracts represented by or included in the Basket Components.  You will not have a right to receive delivery of any of the physical commodities or related futures contracts represented by or included in the Basket Components.  We will not invest in any of those physical commodities or futures contracts on behalf or for the benefit of holders of the notes.

Commodities Prices Are Highly Volatile Due to Unpredictable Factors.

Trading in commodities and related futures contracts may be speculative and can be extremely volatile. The following factors, most of which are beyond our control, may affect the value of the Basket Components and, therefore, the market value of the notes:

•        changes in supply and demand relationships;

•        national and international political and economic events and policies;

•        weather;

•        agriculture;

•        trade, fiscal, monetary, and exchange control programs;

•        interest rates;

•        disease;

•        labor activity;

•        technological developments;

•        direct government activity (such as embargoes); and

•        other supply disruptions in major producing or consuming regions of the applicable commodity.

These factors may adversely affect the value of a Basket Component and the market value of the notes in varying ways, and different factors may cause the value of the Basket Components, and the volatilities of their values, to move in inconsistent directions at inconsistent rates. Additionally, the Basket Components included in a Basket may be concentrated in only a few, or even a single industry (e.g., energy). Such a Basket may be more volatile than one comprised of a variety of commodities.

The Valuation of the Commodities Represented by or Included in the Basket Components May Not Be Consistent With Other Measures of Value for Those Commodities.

The value of the Basket Components may be determined by reference to a spot price, fixing price, the price of a first nearby month futures contract, the prices of futures contracts with specified maturities as quoted on specified exchanges, or to an index. These values will not necessarily be consistent with other valuations of such commodities, such as futures contracts on different exchanges, with different delivery points or with different maturities.  Changes in the value of a commodity futures contract may vary significantly from the spot value of the applicable commodity.  You should not make an investment in the notes unless you understand the manner in which the value of the relevant Basket Components will be measured.

With Respect to a Basket Component, Suspension or Disruptions of Market Trading in That Basket Component and Related Futures Markets May Adversely Affect the Value of the Notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.

Certain exchanges have regulations which limit the amount of fluctuations in futures contracts that may occur during a single trading day.  These limits are generally referred to as “daily price fluctuation limits”, and the maximum or minimum price of a futures contract on any given day as a result of these limits is referred to as a “limit price”.  Once the limit price has been reached in a particular futures contract, no trades may be made at a different price.  Limit prices may have the effect of precluding trading in a particular futures contract or forcing the liquidation of futures contracts at disadvantageous times or prices.  These circumstances could affect the value of or trading in a Basket Component, or the manner in which it is calculated, and, therefore, could adversely affect the market value of the notes.

Changes in Exchange Methodology or Changes in Law or Regulations May Affect the Value of the Notes Prior to Maturity and the Amount of Each Coupon Payment.

The value of the Basket Components will be determined by reference to fixing prices, spot prices, indices, or related futures contracts of the commodities represented by or included in the Basket Components, as determined by the applicable exchange or as otherwise set forth in the relevant pricing supplement. An exchange may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the prices of the applicable physical commodities or futures contracts represented by the fixing prices, spot prices, indices, or related futures contracts in the Basket. Any such change which causes a decrease in such prices could adversely affect the value of the applicable Basket Component and the value of the notes.

Further, the value or level of such fixing prices, spot prices, indices, or related futures contracts could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts, or other official bodies. Although it is unclear what form any new legislation or regulation may take, it is possible that any new legislation or rules may affect ability of market participants to participate in the market as they have in the past and may reduce liquidity in the commodities markets, or affect the commodities market in other ways. Any such event could adversely affect the value of the Basket Components and could adversely affect the value of the notes.

A Basket Component May Include Futures Contracts that Trade on Foreign Exchanges and That Basket Component May Be Subject to Additional Market Risks.

The regulations of the U.S. Commodity Futures Trading Commission (the “CFTC”) do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges.  Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system.  Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges.  Those risks include (but are not limited to):

•        varying exchange rates;

•        varying quoting conventions or contract specifications on different exchanges;

•        exchange controls;

•        expropriation;

•        burdensome or confiscatory taxation;

•        moratoriums; and

•        political or diplomatic events.

It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in that Basket Component.

The Notes Will Not Be Regulated by the CFTC.

Unlike an investment in notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”).  Because the notes linked to the performance of the Basket Components will not be interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

The notes will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”).  Although RBC Capital Markets, LLC is registered with the CFTC as a FCM, you will not benefit from the CFTC’s or any other non-U.S. regulators’ regulatory protections that are afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

An Investment in the Notes May Be Subject to Risks Associated with the London Bullion Market Association (the “LBMA”).

The closing prices of some commodities, such as gold and silver, may be determined by reference to fixing prices reported by the LBMA.  The LBMA is a self regulatory association of bullion market participants.  Although all market-making members of the LMBA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA ceases operations, or if bullion trading becomes subject to a value-added tax or other tax or any other form of regulation currently not in place, the role of the LBMA price fixings as a global benchmark for the value of the relevant commodities may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

An Investment in the Notes May Be Subject to Risks Associated with the Trading of Commodities on the London Metals Exchange (the “LME”).

The market prices of some commodities may be determined by reference to the settlement prices of contracts traded on the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than the futures markets, and certain features of U.S. futures markets are not present in the context of LME trading.  For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations are occurring on a Coupon Determination Date, the prices of the contracts used to determine the value of the applicable Basket Component could be affected in a manner that adversely affects the amount of the applicable Coupon Payment.

Neither We Nor Any of Our Affiliates Have Any Affiliation with the LBMA, the LME, the LPPM, or Any Exchange on Which a Basket Component Trades and Are Not Responsible for Their Actions or Public Disclosure of Information.

Unless otherwise set forth in the relevant pricing supplement, neither we nor any of our affiliates are affiliated in any way with the LBMA, the LME, the London Platinum and Palladium Market (the “LPPM”), or any exchange on which a Basket Component trades and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the determination of the value of a Basket Component.  Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the prices determined by these entities relating to the Basket Components. You, as an investor in the notes, should make your own investigation into the Basket Components and how they are traded. None of the LBMA, the LME, the LPPM, or any of these exchanges will be involved in the offering of the notes in any way and none of them has any obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.

Risks Relating to the Basket Components that Are Commodity Indices

Where a Basket Component Is a Commodity Index, Contango Markets May Have a Negative Effect on the Level of the Index, and, Therefore, the Value of the Notes.

In some cases, a Basket Component may be a commodity index. Commodity indices generally reflect movements in commodity prices by measuring the value of futures contracts for the applicable commodities.  To maintain the index, as futures contracts approach expiration, they are replaced by similar contracts that have a later expiration. This process is referred to as “rolling.” The level of the index is calculated as if the expiring futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts. The differences in the price between the contracts that are sold and the new contracts for more distant delivery that are purchased are called “roll yield.”

If the expiring futures contract included in the index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “backwardation.”  In this case, the effect of the roll yield on the level of the index included in the Basket will be positive because it costs less to replace the expiring futures contract.  However, if the expiring futures contract included in the index is “rolled” into a more expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “contango.” In this case, the effect of the roll yield on the level of the index included in the Basket will be negative because it costs more to replace the expiring futures contract.

There is no indication that the markets for any specific commodity will consistently be in backwardation or that there will be a positive roll yield that increases the level of the any index. If all other factors remain constant, the presence of contango in the market for a specific commodity included in a Basket Component could result in negative roll yield, which could decrease the level of that Basket Component and the value of the notes.

Changes that Affect an Index that Is a Basket Component May Adversely Affect the Applicable Coupon Payment and the Market Value of the Notes.

The policies of a sponsor of any index that is a Basket Component (the “Index Sponsor”) concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components may be reflected in the index and, therefore, could affect the applicable Coupon Payment and the market value of the notes prior to maturity.  The Coupon Payments payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the Index Sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the notes.  If events such as these occur, or if the level of the index is not available on the applicable Coupon Determination Date because of a market disruption event or for any other reason and no successor index is selected, the calculation agent may determine the level of the index — and thus the applicable Coupon Payment — in a manner it considers appropriate, in its sole discretion.

We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by an Index Sponsor.

Unless otherwise specified in the relevant pricing supplement, no Index Sponsor is an affiliate of us or will be involved in any offerings of the notes in any way.  Consequently, we have no control of the actions of any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the applicable Coupon Payment.  No Index Sponsor has any obligation of any sort with respect to the notes.  Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes.  None of our proceeds from any issuance of the notes will be delivered to any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to an index that is a Basket Component.

Other Risk Factors Relating to the Applicable Basket Components

The relevant pricing supplement may set forth additional risk factors as to the Basket Components that you should review prior to purchasing the notes.

GENERAL TERMS OF THE NOTES

Please note that in this section entitled “General Terms of the Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described in the “Summary” section above, the following general terms will apply to the notes, including your notes:

Specified Currency

Unless otherwise specified in the relevant pricing supplement, all payments on the notes will be made in U.S. dollars (“$”).

Form and Denomination

The notes will be issued only in global form through DTC.  Unless otherwise specified in the relevant pricing supplement, the notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

No Listing

Your notes will not be listed or displayed on any securities exchange.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to your notes.  The following will apply to your notes:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “—Default Amount on Acceleration” below;

•	a business day for your notes will have the meaning described under “—Special Calculation Provisions—Business Day” below; and

•	a trading day for your notes will have the meaning described under “—Special Calculation Provisions—Trading Day” below.

Please note that the information about the issuance, issue date, issue price discounts or commissions and net proceeds to Royal Bank in the relevant pricing supplement relates only to the initial issuance and sale of the notes.  If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Coupon Payments

General. On each Coupon Payment Date, the Coupon Payment will equal the product of the principal amount and the applicable Coupon Rate.  Except in the case of Digital Coupon Notes and unless otherwise set forth in the relevant pricing supplement, the applicable Coupon Rate for each Coupon Payment Date will equal the arithmetic average of the Percentage Changes of the Basket Components (the “Average Percentage Change”) on the applicable Coupon Determination Date.

For Digital Coupon Notes, unless otherwise set forth in the relevant pricing supplement, the applicable Coupon Rate will equal the applicable Digital Coupon Rate if the Average Percentage Change on the applicable Coupon Determination Date is greater than zero; otherwise, the applicable Coupon Rate will be 0.00% per annum or, if applicable, the Minimum Coupon Rate, as set forth in the relevant pricing supplement.

The relevant pricing supplement may specify a Minimum Coupon Rate for your notes that will apply in one or more Coupon Payment Periods.  If the relevant pricing supplement sets forth a Digital Coupon Rate, a Cap, or an Auto-Cap, the applicable Coupon Rate for your notes will not exceed the Digital Coupon Rate, the Cap, or the Auto-Cap, as applicable, in any Coupon Payment Period.

The applicable Coupon Rate will be rounded to nearest ten-thousandth and expressed as a percentage.  In no event will the Coupon Rate be less than 0.00% per annum.

The Coupon Determination Dates and Coupon Payment Dates for your notes will be set forth in the relevant pricing supplement, and may occur monthly, quarterly, semi-annually, annually, or at other intervals.  If any Coupon Payment Date occurs on a date that is not a business day, it will be postponed to the next business day, and no additional interest will accrue on the notes as a result of such delay.

Each Coupon Payment Period (other than the first Coupon Payment Period) will commence on, and will include, a Coupon Payment Date, and will extend to, but will exclude, the next succeeding Coupon Payment Date or the maturity date, as applicable. The first Coupon Payment Period will commence on, and will include, the original issue date of the notes, and will extend to, but will exclude, the first Coupon Payment Date.

Percentage Change.  Unless otherwise specified in the relevant pricing supplement, the “Percentage Change” of each Basket Component on any Coupon Determination Date will be equal to:

The result will be rounded to nearest ten-thousandth and expressed as a percentage.

If the relevant pricing supplement specifies a Cap and/or a Floor, the Percentage Change for any Basket Component will not be greater than the Cap and/or less than the Floor.  If an Auto-Cap applies to the notes, as specified in the relevant pricing supplement, the Percentage Change for any Basket Component will be equal to the Auto-Cap if the Current Component Value on the applicable Coupon Determination Date is greater than the Initial Component Value.

Initial Component Value. For each Basket Component, the “Initial Component Value” will be determined as set forth in the relevant pricing supplement.

Current Component Value.  For each Basket Component, unless otherwise set forth in the relevant pricing supplement, the “Current Component Value” will be its official settlement price or closing level, as applicable, on the applicable Coupon Determination Date, as determined by the calculation agent. If any Coupon Determination Date is not a trading day for any Basket Component, its Current Component Value of each Basket Component will be its closing value on the first trading day following that Coupon Determination Date.

Record Dates.  The record date for each Coupon Payment shall be determined as set forth in the prospectus, under the caption “Description of the Notes We May Offer-Interest.”

Payment at Maturity

Subject to our credit risk as issuer of the notes, you will receive a cash payment at maturity. Unless the relevant pricing supplement specifies otherwise, the payment at maturity will be the principal amount of the notes and the final Coupon Payment, if any.

Maturity Date

Unless otherwise specified in the relevant pricing supplement, the maturity date will be the third scheduled business day following the final Coupon Determination Date, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of trading days as the final Coupon Determination Date, if a market disruption event or certain other events occur or are continuing as described above.  No interest will accrue past the maturity date specified in the relevant pricing supplement.

Discontinuance or Material Change of a Basket Component

A Basket Component that Is a Commodity

With respect to a Basket Component that is a commodity, if the relevant exchange discontinues trading in the commodity, the calculation agent may replace the Basket Component with another commodity, whose settlement price is quoted on that exchange or any other exchange, that the calculation agent determines to be comparable to the discontinued Basket Component (a “successor commodity”).

If the relevant exchange discontinues trading in a Basket Component prior to, and the discontinuance is continuing on, any Coupon Determination Date and the calculation agent determines that no successor commodity is available at that time, then the calculation agent will estimate the value of that Basket Component for the applicable Coupon Determination Date in its sole discretion in a manner which the calculation agent considers commercially reasonable under the circumstances.

If at any time (i) the method of calculating the official U.S. dollar cash buyer settlement price of a Basket Component is changed in a material respect by the applicable exchange or any other relevant exchange, (ii) there is a material change in the composition or constitution of a Basket Component or (iii) if the reporting thereof is in any other way modified so that its price does not, in the opinion of the calculation agent, fairly represent the price of the Basket Component, the calculation agent will, at the close of business in New York City on each applicable Coupon Determination Date, make those calculations and adjustments as, in the judgment of the calculation agent, may be necessary in order to arrive at a price for the Basket Component comparable to that Basket Component or that successor commodity, as the case may be, as if those changes or modifications had not been made, and calculate the applicable Coupon Rate with reference to that Basket Component or that successor commodity, as adjusted.

A Basket Component that Is a Commodity Index

With respect to a Basket Component that is a commodities index, if the Index Sponsor discontinues publication of or otherwise fails to publish the index and that Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (that index being referred to in this section as a “successor index”), then the index level will be determined by reference to the level of that successor index on the applicable Coupon Determination Date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the Basket Component for all purposes, including for purposes of determining whether a market disruption event exists with respect to that Basket Component.

If (i) the index is discontinued or (ii) the Index Sponsor fails to publish the index, in either case, prior to, and such discontinuance is continuing on, any Coupon Determination Date and the calculation agent determines in its sole discretion that no successor index is available at the time, then the calculation agent will determine the value of that Basket Component.  The value of the Basket Component will be computed by the calculation agent in the same general manner previously used by the applicable Index Sponsor and will reflect the performance of that index through the trading day on which that index was last in effect preceding the date of discontinuance.  In that case, the calculation agent will treat any trading day on which the primary exchange for futures or options contracts relating to that index is open for trading as a trading day for that index for purposes of the determination of the level of the index.

Adjustments to the Basket

If the calculation agent substitutes a successor commodity or a successor index, as the case may be, or otherwise affects or modifies a Basket Component, then the calculation agent will make those calculations and adjustments as, in judgment of the calculation agent, may be necessary in order to arrive at a basket comparable to the original Basket, as if those changes or modifications had not been made, and will calculate the applicable Coupon Rate with reference to that Basket or the successor basket (as described below), as adjusted.

In the event of the adjustment described above, the newly composed basket is referred to in this section as the “successor basket” and will be used as a substitute for the original Basket for all purposes.

In any event described above, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

Notwithstanding these alternative arrangements, discontinuance of trading on the applicable exchanges or markets in any Basket Component may adversely affect the market value of the notes.

Market Disruption Events

Unless the relevant pricing supplement specifies otherwise, if a Market Disruption Event occurs on any Coupon Determination Date as to any Basket Component, the Current Component Value of the Basket Component will be its official settlement price or closing level, as applicable, on the first trading day following the Coupon Determination Date on which the calculation agent determines that the Market Disruption Event is not continuing. If a Market Disruption Event occurs or is continuing on each trading day to and including the tenth trading day following any Coupon Determination Date as to any Basket Component, the Current Component Value of the Basket Component will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that tenth trading day, regardless of the occurrence or continuation of the Market Disruption Event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Current Component Value that would have prevailed in the absence of the market disruption event.

A market disruption event means any event, circumstance or cause which Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any Basket Component:

a)  with respect to a Basket Component that is a commodity:

•
a suspension, absence or limitation of trading in (i) that Basket Component in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that Basket Component in the primary market for those contracts, as determined by the calculation agent;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the Basket Component in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating the Basket Component in its primary market;

•
the closure on any day of the primary market for that Basket Component on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for that Basket Component or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that Basket Component are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”; and

b)  with respect to a Basket Component that is a commodities index:

•
a suspension, absence or material limitation of trading in a material number of the commodities underlying the Basket Component for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•
a suspension, absence or material limitation of trading in option or futures contracts relating to the commodities underlying the Basket Component, or a material number of the commodities underlying the Basket Component, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	the level of the Basket Component is not published, as determined by the calculation agent in its sole discretion; or

•
in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

Payment of Additional Amounts

We will pay any amounts to be paid by us on the notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a note, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the notes, the holding of notes or the receipt of payments thereunder;

(iii)
which presents such note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the notes in accordance with the indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences”.

Default Amount on Acceleration

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be equal to the principal amount of the notes plus the final Coupon Payment, calculated as if the date of acceleration were the final Coupon Determination Date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Manner of Payment and Delivery

Any payment on the notes will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City.  The payment at maturity will only be made when the notes are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.  For your note, however, the term business day may have a different meaning than it does for other Series E medium-term notes.  We discuss this term under “—Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding the Initial Component Value, the Current Component Value and the Percentage Change of each Basket Component, the Average Percentage Change and the applicable Coupon Rate for each Coupon Payment Period, business days, trading days, market disruption events, discontinuance or material change adjustments, the default amount, and the amounts payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Our subsidiary, RBC Capital Markets, LLC, is currently serving as the calculation agent for the notes.  We may change the calculation agent for your notes at any time without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to Royal Bank.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement, unless otherwise specified in the relevant pricing supplement.  If the relevant pricing supplement specifies a different meaning for the term business day, we will use that modified definition in determining each applicable Coupon Payment Date as well as the maturity date for your notes, all as described in this product prospectus supplement.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day, as determined by the calculation agent, on which all trading facilities on which any of the Basket Components are traded are open for trading, unless otherwise specified in the relevant pricing supplement.

HYPOTHETICAL RETURNS ON YOUR NOTES

The relevant pricing supplement may include a table or chart showing hypothetical Coupon Rates that could be payable on your notes on the Coupon Payment Dates, based on a range of hypothetical values of the Basket Components and on various key assumptions shown in the relevant pricing supplement.

Any table or chart showing hypothetical amounts will be provided for purposes of illustration only.  It should not be viewed as an indication or prediction of future investment results.  Rather, it is intended merely to illustrate the impact of various hypothetical values of the Basket Components on any Coupon Determination Date, as calculated in the manner described in the relevant pricing supplement and assuming all other variables remained constant.  The hypothetical Coupon Rates listed in the relevant pricing supplement will be entirely hypothetical.  They will be based on values of the Basket Components that may not be achieved on any Coupon Determination Date and on assumptions that may prove to be erroneous.

As calculated in the relevant pricing supplement, the hypothetical amounts payable on your notes on the Coupon Payment Dates may bear little or no relationship to the actual market value of your notes on that date or at any other time, including any time you might wish to sell your notes.  In addition, you should not view the hypothetical amounts as an indication of the possible financial return on an investment in your notes, since the financial return will be affected by various factors, including taxes, that the hypothetical information does not take into account.  Moreover, whatever the financial return on your notes might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the Basket Components.

We describe various risk factors that may affect the market value of your notes, and the unpredictable nature of that market value, under “Additional Risk Factors Specific to the Notes” above.

We cannot predict the value of the Basket Components or, therefore, the Coupon Payments on the Coupon Payment Dates.  Moreover, the assumptions we make in connection with any hypothetical information in the relevant pricing supplement may not reflect actual events.  Consequently, that information may give little or no indication of the amount that will be paid in respect of your notes on the Coupon Payment Dates, nor should it be viewed as an indication of the financial return on your notes or of how that return might compare to the financial return on an investment directly in the Basket Components.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds”.  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we or our affiliates expect to enter into hedging transactions involving purchases of the commodities or any related futures contracts represented by or included in the Basket Components, and other investments relating to the Basket Components prior to or on the pricing date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:

•	acquire or dispose of the commodities or any related futures contracts represented by or included in the Basket Components;

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the value of the Basket or the Basket Components; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We or our affiliates may close out our or their hedge on or before any Coupon Determination Date.  That step may involve sales or purchases of the commodities or any related futures contracts represented by or included in the Basket Components or over-the-counter derivative instruments linked to the Basket or the Basket Components.

The hedging activity discussed above may adversely affect the market value of the notes from time to time.  See “Additional Risk Factors Specific to the Notes—Trading and Other Transactions by Royal Bank or its Affiliates in the Commodities Represented by the Basket Components or Related Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes” and “—The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest” in this product prospectus supplement for a discussion of these adverse effects.

HISTORICAL PERFORMANCE OF THE BASKET COMMODITIES

We may provide historical values of the Basket Components in the relevant pricing supplement.  You should not take any historical values as an indication of their future performance.  We cannot give you any assurance that the values of the Basket Components will not decrease as of any Coupon Determination Date.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose OR LLP, Canadian tax counsel to Royal Bank, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on the notes that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If any interest paid or credited or deemed to be paid or credited on a note is to be calculated by reference to a Basket which could be viewed as a proxy for the profit of Royal Bank, such interest may be subject to Canadian non-resident withholding tax.  The Canadian withholding tax implications of such an issuance will be described particularly in the relevant pricing supplement if such notes are offered.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this product prospectus supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following disclosure – including the opinion of Morrison & Foerster LLP – has been prepared without regard to any particular note that you may purchase and, therefore, is provided solely as a matter of general information.  You should not rely upon the following disclosure, or the disclosure under “Tax Consequences – United States Taxation” in the prospectus or “Certain Income Tax Consequences – United States Taxation” in the prospectus supplement, with regard to an investment in any particular note because it does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes expressly indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP. Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below. For example, unless stated otherwise, the discussion below assumes that interest will be payable on your notes at least annually and at fixed intervals. In addition, the discussion below assumes that the rate of interest that is paid with respect to the notes is determined using a single fixed formula that is based on objective financial or economic information that is not unique to the circumstances of, or within the control of Royal Bank (other than the credit quality of Royal Bank) and that any caps or floors on any variable rate of interest payable with respect to the notes are fixed throughout the term of the notes. Further, this disclosure assumes that the notes are issued at par. The U.S. federal income tax consequences of a note with terms that are not consistent with the assumptions made in this section may be significantly different from the tax consequences discussed below. There may be other features or terms of your notes that will cause this tax section to be inapplicable to your notes.

Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus). Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. Unless otherwise specified in a relevant supplement, Royal Bank intends to treat any interest with respect to the notes, as determined for U.S. federal income tax purposes, as from sources within the U.S.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

The following discussion assumes that the term of your notes exceeds one year and that the notes are denominated in U.S. dollars. The relevant pricing supplement will discuss the tax consequences of any notes with a term not exceeding one year or that are not denominated in U.S. dollars.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the notes, depending on their terms, either as “variable rate debt instruments” or “contingent payment debt instruments” for U.S. federal income tax purposes.

Whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments may depend upon whether the interest payable on the notes is front- or back-loaded. More specifically, interest will be treated as front- or back-loaded if it is reasonably expected that the average value of the interest rate during the first half of the notes’ term will be either significantly less than or significantly greater than the average value of the interest rate during the final half of the notes’ term. If the notes are not treated as front- or back-loaded, such notes should generally be treated as variable rate debt instruments subject to the rules discussed below under “—Notes Treated as Variable Rate Debt Instruments for Tax Purposes” and if the notes are treated as front- or back-loaded, such notes should generally be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes, which are discussed below under “—Notes Treated as Contingent Payment Debt Instruments for Tax Purposes.”

The applicable pricing supplement will specify whether we intend to treat the notes as variable rate debt instruments or contingent payment debt instruments for U.S. federal income tax purposes, or if another treatment applies. The U.S. federal income tax treatment of the notes, however, may not be clear and there is a risk that the Internal Revenue Service could seek to treat the notes differently from our intended treatment. For example, if we intend to treat an offering of notes as variable rate debt instruments, the Internal Revenue Service could seek to treat the notes as contingent payment debt instruments, and vice versa, which, if the Internal Revenue Service were successful, could have adverse U.S. federal income tax consequences to you.

Notes Treated as Variable Rate Debt Instruments for Tax Purposes

If the notes are properly characterized as variable rate debt instruments, holders will generally be taxed on any interest on the notes as ordinary income at the time that interest is received or when it accrues, depending on the holder’s method of accounting for tax purposes.

Holders will generally recognize gain or loss on the sale, redemption or maturity of the notes equal to the difference between the amount realized on the sale, redemption or maturity and the holder’s tax basis in the notes. A holder’s tax basis in the notes will generally be the amount the holder paid for the notes adjusted by:

•	adding any OID or market discount, de minimis OID and de minimis market discount previously included in income with respect to the notes; and then
•
subtracting (i) for notes that are treated as issued with OID, any payments on the notes that are not qualified stated interest payments, and (ii) any amortizable bond premium applied to reduce interest on the notes.

Such gain or loss would be capital gain or loss except to the extent (i) attributable to accrued but unpaid interest, and (ii) described under “Tax Consequences—United States Taxation—Market Discount” in the accompanying prospectus. Capital gain of an individual U.S. holder is generally taxed at preferential rates where the holder has a holding period of greater than one year.

Notes Treated as Contingent Payment Debt Instruments for Tax Purposes

If the notes are properly characterized as contingent payment debt instruments, the notes are subject to the special rules applicable to contingent payment debt instruments. In this case the amount of interest holders are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing OID on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield (the “projected payment schedule”). A projected payment schedule with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield. This projected payment schedule will consist of the principal amount, any noncontingent payments provided under the terms of the note, and a projection for tax purposes of each contingent payment. These rules could possibly have the effect of requiring holders to include amounts in income in respect of the notes prior to receipt of cash attributable to that income.

The amount of interest that a holder will be required to include in income during each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period. The adjusted issue price of the notes will equal the original offering price for the notes plus any interest that has accrued on the notes (under the rules governing contingent payment debt instruments) and decreased by the projected amount of any payments previously made on the notes.

The comparable yield and projected payment schedule for a particular note can be obtained by calling RBC Capital Markets, LLC toll free at (866) 609-6009. A holder is required to use this comparable yield and projected payment schedule in determining its interest accruals in respect of a note treated as a contingent payment debt instrument unless the holder timely discloses and justifies on its U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes. Any Form 1099-OID will be based on such comparable yield and projected payment schedule.

In addition to accruing interest income in accordance with the comparable yield, a holder will be required to make adjustments (as described below) if the actual amounts that holder receives in any taxable year differs from the projected payment schedule.

If, during any taxable year, a holder receives actual payments with respect to the notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, that holder will incur a “net positive adjustment” under applicable Treasury regulations equal to the amount of such excess. A holder will treat a net positive adjustment as additional interest income in that taxable year.

If a holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, that holder will incur a “net negative adjustment” under applicable Treasury regulations equal to the amount of such deficit. This net negative adjustment will (i) reduce interest income on the notes for that taxable year, and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, redemption or maturity of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

If the notes are purchased for an amount that differs from the notes’ adjusted issue price at the time of the purchase, a holder must determine the extent to which the difference between the price paid for the notes and the notes’ adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If the notes are purchased for an amount that is less than the adjusted issue price of the notes, holders must (i) make positive adjustments increasing the amount of interest that would otherwise accrue and be included in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph, and (ii) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that would otherwise be recognized upon the receipt, if any, of each remaining contingent payment to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If the notes are purchased for an amount that is greater than the adjusted issue price of the notes, holders must (i) make negative adjustments decreasing the amount of interest that would otherwise accrue and be included in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph, and (ii) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that would otherwise  be recognized upon the receipt, if any, of each remaining contingent payment to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that a holder may receive will not reflect the effects of any positive or negative adjustments, holders are urged to consult with their tax advisors as to whether and how the adjustments described in the preceding paragraph should be made to the amounts reported on any Form 1099-OID.

If a contingent payment on the notes becomes fixed (within the meaning of applicable Treasury regulations) more than six months before the payment is due, a positive or negative adjustment, as appropriate, is made to reflect the difference between the present value of the amount that is fixed and the present value of the projected amount. The present value of each amount is determined by discounting the amount from the date the payment is due to the date the payment becomes fixed, using a discount rate equal to the comparable yield. If all contingent payments on the notes become fixed, substantially contemporaneously, applicable Treasury regulations provide that holders should take into account positive or negative adjustments in respect of such contingent payments over the period to which they related in a reasonable manner. Holders should consult their tax advisors as to what would be a “reasonable manner” in their particular situation.

Holders will recognize gain or loss on the sale, redemption or maturity of the notes in an amount equal to the difference, if any, between the amount of cash received at that time and their adjusted basis in the notes.  In general, a holder’s adjusted basis in the notes will equal the amount the holder paid for the notes, increased by the amount of interest that was previously accrued with respect to the notes (in accordance with the comparable yield for the notes, but disregarding any adjustments made if the actual payments differ from the projected payments), decreased by the projected amount of any payments previously made on the notes, and increased or decreased by the amount of any positive or negative adjustment, if any, that is made with respect to the notes under the rules set forth above with respect to secondary purchasers.

Any gain that may be recognized on the sale, redemption or maturity of notes treated as contingent payment debt instruments will generally be ordinary interest income. Any loss that may be recognized upon the sale, redemption or maturity of such notes will generally be ordinary loss to the extent the interest included as income in the current or previous taxable years in respect of the notes exceeded the total net negative adjustments that the holder took into account as ordinary loss, and thereafter will be capital loss. If the notes are held until maturity and the payment at maturity is less than the projected payment at maturity, the difference will first reduce interest that would otherwise accrue in respect of the notes in such taxable year, and any remainder will be ordinary loss to the extent the interest that the holder previously accrued as income in respect of the notes exceeded the total net negative adjustments that the holder took into account as ordinary loss, and thereafter will be capital loss. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Please see the discussion under “Tax Consequences—United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

Non-U.S. Holders

The following discussion applies to non-U.S. holders of the notes.  You are a non-U.S. holder if you are a beneficial owner of a note and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Payments made to a non-U.S. holder, and any gain realized on the sale or maturity of the notes, generally should be exempt from U.S. federal income and withholding tax, subject to generally applicable exceptions set forth in the rules exempting “portfolio interest” from U.S. withholding tax, provided that (i) the holder complies with applicable certification requirements, which certification may be made on Form W-8BEN (or a substitute or successor form) on which the holder certifies, under penalties of perjury, that the holder is not a U.S. person and provides its name and address, (ii) the payment or gain is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, the holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes. In the case of (ii) above, the holder generally should be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

Legislation Affecting Taxation of Notes Held By or Through Foreign Entities

Legislation was enacted on March 18, 2010 that will, effective for payments made after December 31, 2012, impose a 30% U.S. withholding tax on U.S. source interest income (including original issue discount) and on the gross proceeds from a disposition of obligations which can produce U.S. source interest income paid to a foreign financial institution, unless such institution enters into an agreement with Treasury to collect and provide to Treasury substantial information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. In addition, unless Treasury regulations provide otherwise, the notes may constitute a “financial account” for these purposes. The legislation also generally imposes a withholding tax of 30% on such payments to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. These withholding and reporting requirements will generally apply to payments made after December 31, 2012, and if we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. Investors are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each note to be issued, Royal Bank will agree to sell to RBC Capital Markets, LLC, and RBC Capital Markets, LLC will agree to purchase from Royal Bank, the principal amount of the note specified, at the price specified under “Proceeds to Royal Bank of Canada”, in the relevant pricing supplement.  RBC Capital Markets, LLC intends to resell each note it purchases at the original issue price specified in the relevant pricing supplement.  In the future, RBC Capital Markets, LLC or one of our other affiliates may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

To the extent RBC Capital Markets, LLC resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this product prospectus supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets, LLC.  This product prospectus supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this product prospectus supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this product prospectus supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

Royal Bank of Canada

Senior Global Medium-Term Notes, Series E

Contingent Coupon Notes

July 7, 2011